SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  March 28, 2012

LAS VEGAS SANDS CORP.
(Exact name of registrant as specified in its charter)

NEVADA (State or other jurisdiction of incorporation)	001-32373 (Commission File Number)	27-0099920 (IRS Employer Identification No.)

3355 LAS VEGAS BOULEVARD SOUTH LAS VEGAS, NEVADA (Address of principal executive offices)	89109 (Zip Code)

Registrant’s telephone number, including area code:  (702) 414-1000

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written Communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.  Termination of a Definitive Material Agreement.

On March 28, 2012, Las Vegas Sands Corp. (the “Company”) redeemed all of its outstanding 6.375% Senior Notes due 2015 (the “Notes”).  On such date, the Company used cash on hand to irrevocably deposit $193,173,216.39 with U.S. Bank National Association, the trustee for the Notes (the “Trustee”), to be applied toward the redemption and to satisfy and discharge the Company’s obligations under the Notes and the Indenture, dated as of February 10, 2005 (as amended and supplemented through the date hereof, the “Indenture”), by and between the Company and the Trustee.  In connection with the satisfaction and discharge of the Notes and the Indenture, the collateral securing the Notes was released.  Notwithstanding the satisfaction and discharge of the Notes and the Indenture, certain customary provisions of the Indenture relating to the compensation and indemnification of the Trustee and the application of trust money will survive.

The Indenture contained covenants that, subject to certain exceptions and conditions, limited the ability of the Company and the subsidiary guarantors thereunder to enter into sale and leaseback transactions in respect of their principal properties, create liens on their principal properties and consolidate, merge or sell all or substantially all their assets.  U.S. Bank National Association has performed corporate trust, warrant agent and lending services for the Company from time to time, for which it has received customary compensation, and may do so again in the future.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  March 28, 2012

LAS VEGAS SANDS CORP.

By:	/s/ Kenneth J. Kay
Name:	Kenneth J. Kay
Title:	Executive Vice President and Chief Financial Officer

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